Exhibit 99.1
AGREEMENT
BETWEEN
TERRY L. HAINES AND
A. SCHULMAN, INC.
This agreement dated March 14, 2008 (“Effective Date”), describes the understanding between Mr. Terry L. Haines (“Mr. Haines”) and A. Schulman, Inc., a Delaware corporation (the “Company”), in connection with Mr. Haines’ retirement from the Company.
1. MR. HAINES’ UNDERTAKINGS
Mr. Haines agrees that:
•	Effective as of the end of business March 21, 2008, the Employment Agreement dated January 31, 1996 between Mr. Haines and the Company (“Employment Agreement”) will terminate; and
•	Effective as of the end of business March 21, 2008 (the “Retirement Date”), he will retire from employment with the Company, and such retirement shall constitute a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)); and
•	Upon his retirement, Mr. Haines will not be entitled to any severance benefits under the Employment Agreement; and
•	From the Effective Date to the Retirement Date, Mr. Haines shall perform such duties in behalf of the Company as may assist in the transition from his leadership of the Company to the leadership of his successor as President and Chief Executive Officer.
2. THE COMPANY’S UNDERTAKINGS
In exchange for the undertakings listed in Section 1 (and subject to the mutual understandings listed in Section 3 and any applicable tax withholding obligations), the Company agrees that:
•	Through the Retirement Date, it will continue to compensate Mr. Haines under the terms of the Employment Agreement and its other agreements with him.
•	Within ten (10) days following the Retirement Date, it will pay to Mr. Haines, or to his surviving spouse or his estate, as the case may be, in the event that Mr. Haines does not survive the payment date, the lump sum amount of Two Million Four Hundred Twenty-One Thousand Nine Hundred Seventy-One and 00/100 Dollars ($2,421,971.00).
•	It will pay or facilitate payment or the availability of any benefit or amount due to Mr. Haines or his surviving spouse or his estate, as the case may be, under the following programs, plans or agreements to which Mr. Haines is a party or participant:

(1) Under the Deferred Compensation Agreement, effective as of March 21, 1991 and as amended in January 1996, Mr. Haines will be entitled to receive the sum of $1,000,000, in the aggregate, in 120 equal successive monthly installments beginning on the first day of the first month following the Retirement Date. Distributions under the Deferred Compensation Agreement shall be made in accordance with, and subject to, the terms and conditions thereof;
(2) Mr. Haines shall be entitled to receive 100% of his account balance under the Employees’ Profit Sharing Trust (the “Qualified Plan”). Such benefit will be paid in the time and form selected by Mr. Haines in accordance with the terms of the Qualified Plan and subject to the terms and conditions thereof;
(3) Mr. Haines shall be entitled to receive 100% of his account balance under the Nonqualified Profit Sharing Plan (the “Nonqualified Plan”) in accordance with the terms and conditions of such plan. Notwithstanding the foregoing, any portion of the account balance under the Nonqualified Plan that is subject to Section 409A of the Code shall not be paid (or commence to be paid) until the first business day of the seventh month following the Retirement Date (or, if earlier, Mr. Haines’ death). The first payment made to Mr. Haines following such postponement period shall include the cumulative amount of any amounts that could not be paid during such postponement period;
(4) Mr. Haines shall be entitled to a benefit under the Supplemental Executive Retirement Plan (“SERP”), payable in accordance with the terms and conditions of the SERP and in accordance with Mr. Haines’ election to receive a deferred monthly pension, beginning on his Normal Commencement Date (as defined in the SERP);
(5) Mr. Haines holds vested and unvested Nonqualified Stock Options to purchase 130,001 shares of Company stock, all of which shall be exercisable upon the Retirement Date, at the following exercise price:

Grant Date	Options Vested	Exercise Price
10/21/05	86,667	$19.20
10/22/04	43,334	$19.85
Total	130,001

Such Nonqualified Stock Options shall remain exercisable for the period described in the applicable award agreements (i.e., twenty-four (24) months after the Retirement Date).
(6) Mr. Haines holds 15,000 shares of Time-Based Restricted Stock (granted on October 22, 2004), which normally would vest on October 22, 2008. On the Retirement Date, a pro rata portion of such shares of restricted stock, in the amount of 12,500 shares, will vest, and Mr. Haines will be paid the dividends earned and paid with respect thereto subsequent to the date of grant;

(7) Mr. Haines holds 75,000 shares of Performance-Based Restricted Stock (granted by award agreement on April 11, 2007) that would vest on April 11, 2010 if certain performance criteria based on total shareholder return were satisfied. On the Retirement Date, Mr. Haines shall remain a holder of and be entitled to receive 45,833 of such shares of restricted stock, but only if the performance vesting criteria set forth in the award agreement are met at the Normal Settlement Date as set forth therein, and subject to the remaining terms and conditions of the award agreement (including without limitation those provisions providing for early settlement in the event of a Change in Control as defined in the A. Schulman, Inc. 2006 Incentive Plan) other than those relating to a termination of employment;
(8) Mr. Haines holds 37,500 Performance Shares (granted by award agreement on April 11, 2007) that generally would vest on April 11, 2010 if certain performance criteria based on total shareholder return were satisfied. On the Retirement Date, Mr. Haines will be entitled to remain a holder of and be entitled to receive 22,916 of such performance             shares, but only if the performance vesting criteria set forth in the award agreement are met at the Normal Settlement Date as set forth therein, and subject to the remaining terms and conditions of the award agreement (including without limitation those provisions providing for early settlement in the event of a Change in Control as defined in the A. Schulman, Inc. 2006 Incentive Plan) other than those relating to a termination of employment; and
(9) Mr. Haines holds 15,000 Time-Based Restricted Stock Units, of which 5,000 restricted stock units are scheduled to vest on each of the first, second and third anniversaries of the grant date of April 11, 2007. On the first business day of the seventh month following the Retirement Date or, if earlier, upon Mr. Haines’ death, the Company will make a lump sum cash payment to Mr. Haines or, if applicable, his beneficiary equal to the product of (a) 8,750 restricted stock units, multiplied by (b) the Fair Market Value (as defined in the A. Schulman, Inc. 2006 Incentive Plan) on the Retirement Date.
•	In addition to the sums payable in the above paragraph, subject to the terms of the programs under which they are payable, the Company will facilitate payment or the availability of any benefit or amount due under any program it maintained and in which Mr. Haines participates but only to the extent that those benefits were earned and vested on or before the Retirement Date, provided that Mr. Haines shall also be entitled to retain his laptop computer, Blackberry handheld device, cellular telephone and Company vehicle.

•	Mr. Haines and his spouse will participate in the Company’s retiree medical program effective as of the Retirement Date, subject to the terms of that program under its terms and conditions as in effect on the Retirement Date. If that program is terminated or amended during Mr. Haines’ lifetime, the Company will provide to Mr. Haines and his spouse comparable coverage in the form of a policy or program that supplements Medicaid coverage in a manner designed to provide such benefits comparable to the current retiree medical program, and also will distribute any additional amount to Mr. Haines (or his spouse) necessary to ensure that the net, after-tax effect of that replacement coverage is identical to the net after-tax effect he

(or she) would have experienced if the program had not been terminated or amended. With respect to the preceding sentence, (1) any benefits provided shall be subject to the following: (a) the amount of expenses eligible for reimbursement or the benefits provided during any taxable year of Mr. Haines may not affect the expenses eligible for reimbursement or the benefits to be provided in any other taxable year; (b) the reimbursement of any eligible expense must be made on or before the last day of Mr. Haines’ taxable year following the taxable year in which the expense was incurred; and (c) the right to reimbursement or benefits is not subject to liquidation or exchange for another benefit; and (2) any gross-up payment provided shall be made by December 31 of the calendar year following the calendar year in which Mr. Haines remits the related taxes.

•	If any of the payments or benefits received or to be received by Mr. Haines hereunder (whether pursuant to the terms of this Agreement, the Employment Agreement or any other plan, arrangement or agreement with the Company) (such payments or benefits, excluding the Gross-Up Payment [hereinafter defined], being hereinafter referred to as the “Total Payments”) will be subject to an excise tax imposed under Section 4999 of the Code, the Company shall pay to Mr. Haines an additional amount (the “Gross-Up Payment”) such that the net amount retained by Mr. Haines, after deduction of any such excise tax on the Total Payments and any federal, state and local income tax and excise tax upon the Gross-Up Payment, shall be equal to the Total Payments. Any such payment shall be made by December 31 of the calendar year following the calendar year in which Mr. Haines remits the related taxes.

•	In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Except as provided in this section, this agreement will not be assignable by either Party without the written consent of the other Party.

•	The life insurance policy owned by the Company and currently maintained on Mr. Haines’ life with a death benefit in the amount of $1,000,000 will continue to be maintained and administered as permitted under its terms until the earlier to occur of payment of all amounts required under the Deferred Compensation Agreement or Mr. Haines’ death.
3. MR. HAINES’ POST-RETIREMENT OBLIGATIONS
a.	Confidentiality. The Company’s methods, plans for doing business, processes, pricing, compounds, customers and supplies are vital to the Company and, to the extent not made public by the Company, constitute confidential information subject to the Company’s proprietary rights therein. Mr. Haines covenants and agrees that he will not, directly or indirectly, make known, divulge, furnish, make available or use any invention, product, process, apparatus or design of the Company, or any knowledge or information in respect thereof (including, but not limited to, business methods and techniques), or any other confidential information of the Company.

b.	Non-Competition and Non-Solicitation. During the period of three years beginning March 21, 2008, Mr. Haines will not, directly or indirectly, either as an individual for his own account or as an investor (except in companies that are listed on a national stock exchange or quoted for over-the-counter markets, provided that such investment shall not exceed 1% of the company’s stock), or other participant in, or as an employee, agent, or representative of, any other business enterprise (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company (or of any entity related to the Company) or (ii) engage or participate in or finance, aid or be connected with any enterprise which competes with the business of the Company. The geographical limitations of the foregoing shall include any country in which the Company (or any entity related to the Company) or any of them are doing business as of March 21, 2008.

c.	Injunctive Relief. Mr. Haines acknowledges that it is impossible to measure in money the damages that will accrue to the Company by reason of his failure to observe any of the obligations imposed on him by this Section 3. Accordingly, if the Company institutes an action to enforce the provisions hereof, Mr. Haines hereby waives the claim or defense that an adequate remedy at law is available to the Company, and Mr. Haines agrees not to urge the claim or defense that a remedy at law exists. Also, if a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Section 3 is an unenforceable restriction on Mr. Haines’ activities, the provisions of Section 3 will not be rendered void but will be deemed amended to apply the maximum time and territory and other restrictions the court judicially determines or otherwise indicates to be reasonable.
4. RELEASES, WAIVERS AND REVOCATION RIGHTS
a.	Release. In consideration of receipt of the benefits set forth herein, Mr. Haines does hereby fully and forever surrender, release, acquit and discharge the Company, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for costs of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Haines’ employment with the Company, Mr. Haines’ relationship with the Company and/or the termination of Mr. Haines’ employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, Mr. Haines specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Released Parties of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act or the Employee Retirement Income Security Act of 1974. This release of rights is knowing and voluntary. The Company acknowledges that Mr. Haines does not release herein any rights or claims which may arise after the Effective Date of this Agreement nor any rights he has under this Agreement, any rights he may have regarding the enforcement of this Agreement, his rights under COBRA, his rights to indemnification, or his rights to receive any benefits under any plan or agreement which is deferred pursuant to the terms of such plan or agreement or pursuant to the terms of this Agreement.

b.	Waiver of Right to Sue. Except for the Company’s promises and obligations contained in this Agreement, Mr. Haines further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Company, involving any matter occurring in the past up to the Effective Date of this Agreement or involving any continuing effects of actions or practices which arose prior to the Effective Date of this Agreement or the termination of Mr. Haines’ employment.

c.	Older Workers’ Benefit Protection Act Waiver. Mr. Haines has certain individual federal rights, which must be explicitly waived. Specifically, Mr. Haines is protected by the ADEA from discrimination in employment because of his age. By executing this Agreement, Mr. Haines waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after execution of this Agreement. In connection with the releases in Section 4(a) and waivers in Section 4(b) of any and all claims or disputes that Mr. Haines has or may have on the date hereof, Mr. Haines makes the following acknowledgements:
i.	By signing this Agreement, Mr. Haines waives all claims against the Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.

ii.	In consideration of the releases, waivers and covenants made by Mr. Haines under this Agreement, Mr. Haines will be receiving the benefits in the amounts and manner described in this Agreement.

iii.	Mr. Haines represents and acknowledges that he has consulted with an attorney prior to executing this Agreement and Mr. Haines has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into this Agreement.

iv.	Mr. Haines understands that this Agreement shall be effective as of March 14, 2008 (“Effective Date”), provided that the Agreement is not revoked by Mr. Haines within seven days after he signs the Agreement. For a period of seven days after he signs the Agreement, Mr. Haines has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Corporation. In the event that Mr. Haines does not revoke and/or cancel this Agreement during this period, this Agreement shall become effective on the Effective Date. In the event that Mr. Haines revokes this Agreement, Mr. Haines shall not be entitled to any of the consideration set out in this Agreement.
5. MR. HAINES’ AND THE COMPANY’S MUTUAL UNDERSTANDINGS
Mr. Haines and the Company also understand that:
•	This agreement replaces and supersedes the Employment Agreement but only to the extent that it relates to a provision of that agreement. However, all other obligations specified in the Employment Agreement (specifically including Section 13 of that agreement) will remain in effect through the Retirement Date (and for any later period provided in that agreement).

•	Although the Company makes no guarantee with respect to the treatment of payments or benefits under this agreement, the agreement is intended to comply with Section 409A of the Code and the Company will interpret, apply and administer it in accordance therewith. Notwithstanding the foregoing, the Company shall have no liability to Mr. Haines for any failure to comply with the requirements of Section 409A of the Code.

•	Any disagreements about the effect of this agreement will be resolved through binding arbitration to be held in Akron, Ohio subject to the rules of the American Arbitration Association and will be interpreted according to Ohio law.

A. SCHULMAN, INC.		TERRY L. HAINES

By:	/s/ Joseph M. Gingo	/s/ Terry L. Haines

Its:	President and CEO

Date:	March 14, 2008	Date:	March 14, 2008

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